EXHIBIT 15








May 14, 2001










Ohio Edison Company
76 South Main Street
Akron, OH  44308

Gentlemen:

We are aware that Ohio Edison Company has incorporated by reference in its Registration Statements No. 33-49135, No. 33-49259, No. 33-49413, No. 33-
51139, No. 333-01489 and No. 333-05277 its Form 10-Q for the quarter ended March 31, 2001, which includes our report dated May 14, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                        Very truly yours,





                                        ARTHUR ANDERSEN LLP